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                                                                  EXHIBIT (1)(D)

           MERRILL LYNCH RETIREMENT BENEFIT INVESTMENT PROGRAM, INC.

                             ARTICLES OF AMENDMENT

                        TO THE ARTICLES OF INCORPORATION

     MERRILL LYNCH RETIREMENT BENEFIT INVESTMENT PROGRAM, INC., a Maryland corporation having its principal Maryland office c/o The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202 (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST:    The charter of the Corporation is hereby amended by adding the following provision at the end of Article V, Section 1:

     The Board of Directors may classify and reclassify any issued shares of capital stock into one or more additional or other classes or series as may be established from time to time by setting or changing in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of stock and pursuant to such classification or reclassification to increase or decrease the number of authorized shares of any existing class or series; provided, however, that any such classification or reclassification shall not substantially adversely affect the rights of holders of such issued shares. The Board's authority pursuant to this paragraph shall include, but not be limited to, the power to vary among all the holders of a particular class or series (a) the length of time shares must be held prior to reclassification to shares of another class or series (the "Holding Period(s)"),
(b) the manner in which the time for such Holding Period(s) is determined and
(c) the class or series into which the particular class or series is being reclassified; provided, however, that, subject to the first sentence of this section, with respect to holders of the Corporation's shares issued on or after the date of the Corporation's first effective prospectus which sets forth Holding Period(s) (the "First Holding Period Prospectus"), the Holding Period(s), the manner in which the time for such Holding Period(s) is determined and the class or series into which the particular class or series is being reclassified shall be disclosed in the Corporation's prospectus or statement of additional information in effect at the time such shares, which are the subject of the reclassification, were issued; and provided, further, that, subject to the first sentence of this section, with respect to holders of the Corporation's Class B shares issued prior to the date of the Corporation's First Holding Period Prospectus, the Holding Period shall be ten (10) years for retirement plan (as recognized by the Internal Revenue Code of 1986, as amended from time to time) holders of issued Class B shares purchased without a contingent deferred sales charge (a "CDSC-Waived Retirement Plan") and shall be the Holding Period set forth in the Corporation's First Holding Period Prospectus, for all other holders of issued Class B shares; Class B shares held by a CDSC- Waived Retirement Plan shall be reclassified to Class D shares in the month following the month in which the first Class B share of any mutual fund advised by Merrill Lynch Asset Management, L.P., Fund Asset Management, L.P., or their affiliates or successors, held by such CDSC-Waived Retirement Plan has been held for the ten (10) year Holding Period established by the Corporation's Board of
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Directors for such CDSC-Waived Retirement Plan Class B shareholder; and the
Class B shares of every shareholder other than CDSC-Waived Retirement Plan Class B shareholder; and the Class B shares of every shareholder other than CDSC-Waived Retirement Plans shall be reclassified to Class D shares in the month following the month in which such shares have been held for the Holding Period established by the Corporation's Board of Directors for shareholders other than CDSC-Waived Retirement Plans in the Corporation's First Holding Period Prospectus.

     SECOND:   The foregoing amendment has been effected in the manner and by the vote required by the Corporation's charter and the laws of the State of Maryland. Pursuant to Section 2-604 of the Maryland Corporations and Associations Code, the amendment was advised by the Board of Directors of the Corporation and approved by the stockholders.

     THIRD:    Except as amended hereby, the Corporation's charter shall remain in full force and effect.

     FOURTH:   The authorized capital stock of the Corporation has not been increased by these Articles of Amendment.

     FIFTH:    These Articles of Amendment shall be effective at the very beginning of the day on October 21, 1994.

     The President acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief, the matters set forth in these Articles of Amendment with respect to the authorization and approval of the amendment of the Corporation's charter are true in all material respects, and that this statement is made under the penalties for perjury.

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     IN WITNESS WHEREOF, MERRILL LYNCH RETIREMENT BENEFIT INVESTMENT PROGRAM,
INC. has caused these Articles of Amendment to be signed in its name and on its behalf by its President, a duly authorized officer of the Corporation, and attested by its Secretary as of the 18th day of October, 1994.


                                 MERRILL LYNCH RETIREMENT BENEFIT
                                 INVESTMENT PROGRAM, INC


                                 /s/ Arthur Zeikel
                                 --------------------------------
                                 Arthur Zeikel
                                 President
Attest:


/s/ Jerry Weiss
-----------------------
Jerry Weiss
Secretary

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